Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restated 1997 Stock Plan for Non-Employee Directors of Olin Corporation and to the incorporation by reference therein of our report dated February 11, 2005, with respect to the financial statements of SunBelt Chlor Alkali Partnership included in the Annual Report (Form 10-K) of Olin Corporation for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Cleveland, Ohio

April 28, 2005